Exhibit 10.2

Synlogic, Inc.

130 Brookline Street, #201

Cambridge, MA 02139

March 20, 2015

Jose-Carlos Gutierrez-Ramos, Ph.D.

Dear J.C.:

I am pleased to provide you with the terms and conditions of your employment by Synlogic, Inc. a Delaware corporation, Inc. (the “Company”).

1.    Position. Your position with the Company will be President and Chief Executive Officer (“CEO”). In addition, the Company’s Board of Directors (the “Board”) will appoint you as a member of the Board, effective as of the commencement of your employment with the Company, and you will continue as a member of the Board for so long as you serve as the Company’s CEO. In addition to performing duties and responsibilities associated with the position of CEO, from time to time the Company may assign you other duties and responsibilities consistent with such position.

2.    Start Date. It is expected that your employment will start on or about             , 2015 or such other later date as you and the Company may mutually agree, but no later than             , 2015 (the “Start Date”).

3.    Nature of Relationship; Status.

(a)    No provision of this letter agreement shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason upon written notice to the other party as set forth herein.

(b)    You will be expected to devote the necessary full time business time and energies to the business and affairs of the Company in order to perform your duties. Notwithstanding the foregoing, you may serve as a trustee to any family trust or managing any personal or family investments and may devote reasonable business time and efforts to not-for-profit services and civic activities that do not contravene your Related Agreements (defined below), so long as such service or time and efforts do not interfere with your obligations to the Company under this letter or the Related Agreements. You shall perform the foregoing services at the principal office of the Company, or at any other location mutually agreed upon by you and the Company.

4.    Compensation.

(a)    Base Salary. Your initial base salary will be at the rate of $333,333 per month, annualized at $400,000, which shall be prorated for any partial year, month or week. Your base salary shall be reviewed by the Board at least annually and you shall be entitled to any such increases, but not decreases, as it may determine in its sole discretion (as adjusted from time to time, your “Base Salary”).

(b)    Bonus Opportunity. During each year you are employed with the Company, you will have the opportunity to earn an annual bonus of up to thirty percent (30%) of your Base Salary (the “Target Bonus”), based on the achievement of or progress toward individual departmental and/or corporate objectives and goals, as reasonably determined by the Board, after consultation with you, within the first three months of the year to which the bonus relates; provided that to be eligible for any such bonus, you must be employed by the Company on the last day of the year to which the annual bonus relates. The annual bonus, if earned, for fiscal year 2015 shall be pro-rated from the Start Date. Any annual bonus shall be paid in one lump sum payment not later than two and one half months after the end of the year to which the annual bonus relates.

(c)    Equity. Subject to approval by the Board, you will be granted an option to purchase shares of the Company’s Common Stock aggregating 5.5% of the Company’s fully diluted equity assuming completion of the A-4 tranche of the Company’s on-going financing (and a fully diluted 11,918,067 shares), at an exercise price equal to the fair market value per share of Common Stock (as determined by the Board), intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code to maximum extent allowable (the “ISO”); provided, that, upon your request, the Company will provide that the ISO shall instead be granted as shares of restricted stock or a “non-qualified stock option” (the “NSO”) that shall be “early exercisable” as to some or all of the underlying shares immediately following the date of grant (the ISO, shares of restricted stock or NSO actually granted, the “Equity Grant”). The Equity Grant will vest as to twenty-five percent (25%) of the shares on the first anniversary of the Start Date, and will vest 2.0833% per month as to the remainder and will otherwise be subject to the Company’s Stock Plan and applicable award agreement (the “Stock Agreements”). All tax consequences resulting from the grant, vesting, or exercise of the options to or by you, or from the disposition by you of such shares of Common Stock, will be your responsibility. If the Company puts an LLC holding company on top of the Company, your equity incentive will be a substantially equivalent profits interest in the LLC, as determined by the Board. In addition to the vesting described above, if your employment with the Company is terminated on account of your death or Permanent Disability (as defined below), then the Equity Grant will vest with respect to the same number of shares that would have become vested had you remained in employment in good standing with the Company for a period of twelve months following your date of termination.

(d)    Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business, following submission of reasonably detailed receipts.

4.    Benefits.

(a)    Vacation. You will be eligible for four (4) weeks paid vacation on top of the standard Massachusetts vacation days. Vacation eligibility will accrue at a rate of five (5) days per fiscal quarter of service, and up to five (5) unused vacation days may be carried over from one year to the next year.

(b)    Benefits. You will be eligible to participate in the benefits provided by the Company to its employees, which are in the process of being implemented. Where any particular benefit is governed by a formal plan document, your eligibility and coverage will be determined by such document, and the Company may change its benefit offerings from time to time in its discretion to meet its business needs. The Company retains the right to change, add or cease any particular benefit.

5.    Confidentiality, Inventions and Non-Competition. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to an Invention and Non-Disclosure Agreement substantially in the form of Attachment A-1 to this letter (the “Non-Disclosure Agreement”) and a Non-Competition and Non-Solicitation Agreement substantially in the form of Attachment A-2 to this letter (the “Non-Compete Agreement”, and together with the Non-Disclosure Agreement, the “Related Agreements”). In addition, as a significant holder of the Company’s Common Stock, you will be expected to become a party to the Voting Agreement dated July 7, 2014 between the Company, the Investors and Key Holders party thereto and the Right of First Refusal and Co-Sale Agreement dated July 7, 2014 between the Company, the Investors and Key Holders party thereto.

6.    Termination and Severance.

(a)    Your employment may be terminated by you or the Company as follows:

(i)    the Company may terminate your employment for “Cause” (as defined below) upon written notice to you effectively immediately, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation;

(ii)    you may terminate your employment voluntarily other than for “Good Reason” (as defined below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation;

(iii)    (A) the Company may terminate your employment other than for “Cause” upon at least thirty (30) days’ prior written notice to you and (B) you may you terminate your employment voluntarily for “Good Reason” upon at least thirty (30) days’ prior written notice to the Company, whereupon, in each case and subject to and conditioned upon your execution and delivery to the Company within fifty (50) days following the termination of your employment of a formal separation agreement, which shall be delivered to you within ten (10) days following your termination and which shall be substantially in the form attached hereto as Exhibit A (the “Release”), the Company will: (A) pay you salary continuation payments at your then Base Salary rate for a period of twelve (12) months (the “Severance Period”) following the termination of your employment, in accordance with the Company’s regularly established payroll procedure (the “Severance Payments”), and (B) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the Severance Period, or (ii) the date on which you become eligible for healthcare insurance with a subsequent employer, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply. In addition, within sixty (60) days following such resignation or termination, as applicable, the Company will pay you a lump-sum payment equal to the prorated portion of the Target Bonus for the fiscal year in which you are terminated (with such prorated portion determined by the number of days you were employed during such fiscal year). To the extent applicable, the Severance Payments, “COBRA” payments and lump-sum payment will commence (or, in the case of the lump-sum payment, be paid) within sixty (60) days after your termination, and once they commence, will include any unpaid amounts accrued from the date of your termination; provided, that, if such 60-day period spans two calendar years, then such payments in any event will commence, or if applicable, be paid in the second calendar year.

(b)    For purposes of this letter, “Cause” means (i) your conviction of a felony or your plea of guilty or “no contest” to a felony, , in each case whether or not in connection with the performance of your duties to the Company, (ii) any act or omission by you which constitutes willful misconduct or negligence that results in material loss, damage or injury to the Company or its prospects, including, but not limited to (A) disloyalty, dishonesty or a breach of fiduciary duty to the Company or its shareholders, (B) theft, fraud, embezzlement or other illegal conduct, or (C) deliberate disregard of a rule or policy of the Company previously provided to you in writing or electronically, (iii) your failure, refusal or unwillingness to perform (other than as a result of your death or short or long-term disability), to the reasonable satisfaction of the Board determined in good faith, any duty or responsibility assigned to you in connection with the performance of your duties hereunder, which failure of performance continues for a period of more than two weeks after written notice thereof has been provided to you by the Board, such notice to set forth in reasonable detail the nature of such failure of performance, or (iv) the breach by you of any of the material provisions of this letter or the Related Agreements, which breach is not cured by you within two weeks after written notice thereof has been provided to you by the Board, such notice to set forth in reasonable detail the nature of such breach.

(c)    For purposes of this letter, “Good Reason” means, in the context of your resignation from your employment position with the Company, a resignation that occurs within three (3) months following: (i) a change in the principal location at which you provide services to the Company beyond fifty (50) miles from Cambridge, MA; (ii) a reduction in your compensation or a material reduction in other benefits, except such a reduction in connection with a general reduction in compensation or other benefits of all senior executives of the Company; (iii) a material breach of this letter by the Company that has not been cured within ten (10) days after written notice thereof by you to the Company; (iv) a material diminution of your authority, duties or responsibilities, or (v) a failure by the Company to obtain the assumption of this letter by any successor to the Company, whether in connection with a Change or Control (as defined below) or otherwise. A condition shall not be considered “Good Reason” unless you give the Company written notice of such condition within 30 days after your awareness that such condition exists and the Company fails to remedy such condition within 30 days after receiving your written notice.

(d)    In the event of your death or Permanent Disability (as defined below) while you are employed by the Company, your employment hereunder shall immediately and automatically terminate and the Company shall pay to you or your personal representative or designated beneficiary or, if no beneficiary has been designated by you, to your estate, any earned and unpaid base salary, pro-rated through the date of your death or Permanent Disability. For purposes of this letter, “Permanent Disability” shall mean your inability, due to physical or mental illness or disease, to perform the functions then performed by you for one hundred eighty (180) consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company, that you will be unable to perform such functions within the reasonably foreseeable future; provided that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

(e)    Solely for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each severance payment pursuant to this letter agreement is considered a separate payment. Anything in this letter agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that you become entitled to under this letter agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after the your date of termination, or (ii) your death. The parties intend that this letter agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this letter agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). In addition, any expense allowance or reimbursement that may become available to you under this letter must be paid on or before the last day of the calendar year following the calendar year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and no such allowance or reimbursement shall be subject to liquidation or exchange for another benefit.

7.    Change of Control. In the event that, within the twelve (12) month period that immediately follows or the 30 day period immediately prior to a Change in Control (as defined below), your employment with the Company is terminated: (i) on account of your death or

Permanent Disability, (ii) by the Company without Cause, or (iii) as a result of your resignation for Good Reason, then all of your then outstanding unvested restricted stock and/or options to purchase shares of the Company’s Common Stock (including, without limitation, any unvested shares underlying the Equity Grant) shall accelerate and become fully vested. As used herein, “Change in Control” shall mean the (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (iii) any other acquisition of the business of the Company, as determined by the Company’s Board of Directors in their sole discretion. For the avoidance of doubt, in no event shall a bona fide equity or debt financing of the Company, including a financing in which greater than 50% of the Company’s outstanding equity securities are acquired by a third-party, be deemed a “Change in Control” for purposes of this letter.

8.    General.

(a)    Entire Agreement. This letter, together with the Related Agreements and the Stock Agreements, will constitute our entire agreement as to your employment by or consultancy for the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)    Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid (iv) sent by facsimile, electronic mail or electronic PDF transmission, in each case with confirmation retained. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if sent by registered mail, on the fifth business day following the day such mailing is made or (iv) when confirmation is received, if sent by facsimile or electronic transmission.

(c)     Indemnification. The Company shall provide you with substantially equivalent contractual indemnification as the indemnification agreements entered into with the other members of its Board. During your employment with the Company and from and after the date that your employment is terminated for any reason whatsoever, you shall receive the same benefits provided to any of the Company’s officers and directors under any D&O insurance or similar policy, Company policy or the certificate of incorporation or bylaws of the Company, in each case, as may be amended or restated from time to time.

(d)    Modifications and Amendments. The terms and provisions of this letter may be modified or amended only by written agreement executed by the parties hereto.

(e)    Waivers and Consents. The terms and provisions of this letter may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this letter, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(f)    Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this letter without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(g)    Benefit. All statements, representations, warranties, covenants and agreements in this letter will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this letter will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third party beneficiary of this letter.

(h)    Governing Law. This letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(i)    Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this letter will be brought in the courts of The Commonwealth of Massachusetts (or, if appropriate, a federal court located within The Commonwealth of Massachusetts). By execution and delivery of this letter, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(j)    WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(k)    Counterparts. This letter may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter and each of the Related Agreements, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company; provided that the provisions of this offer of employment are contingent upon completion of a background check and receipt of appropriate documentation of your work status.

Sincerely,

SYNLOGIC, INC.

By:	/s/ Peter Barrett
Name:	Peter Barrett
Title:	Chairman

Accepted and Approved:

/s/ Jose-Carlos Gutierrez-Ramos, Ph.D.
Print Name: Jose-Carlos Gutierrez-Ramos, Ph.D.
Date: March 23, 2015

Exhibit A

Form of Release and Confidentiality/Non-Disparagement Provisions

Synlogic, Inc.

Dear [Employee]:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment with Synlogic, Inc. (the “Company”) as set forth herein and in that certain employment agreement dated             , 2015 (the “Employment Agreement”) between you and the Company. You understand and agree that wherever the term “Company” is used in this Agreement it shall refer to Company, its divisions, affiliates, subsidiaries and related entities, and its and their respective officers, directors, employees, agents, representatives, successors and assigns. As more fully set forth below, Company desires to provide you with severance pay and benefits in exchange for certain agreements by you.

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Confidentiality/Non-Disparagement. You hereby expressly agree to and acknowledge the following:

(i) that you have returned to Company all Company documents (and any copies thereof) and property, that you shall abide by the Invention and Non-Disclosure Agreement and the Non-Compete and Non-Solicitation Agreement that you have previously executed (the “Employment Agreements,” the terms of which are hereby incorporated by reference and shall survive the signing of this Agreement), and that you otherwise shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Company’s trade secrets and/or confidential and proprietary documents and information;

(ii) that all information relating in any way to the subject matter of this Agreement, including the terms and amounts, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(iii) that you will not make any statements that are professionally or personally disparaging about or adverse to the interests of Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company, and that you will not engage in any conduct that is intended to harm professionally or personally the reputation of Company (including its officers, directors and employees); and

(iv) that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any monies already paid to you pursuant to Section [    ] of this Agreement.

Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance and Benefits discussed in the Employment Agreement to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against Company (as it is defined above) of any kind whatsoever from the beginning of time through the date you execute this Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, up through the date you sign this Agreement.

Without limiting the foregoing general waiver and release of claims, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

(i)	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the execution date of this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

(ii)	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the execution date of this Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.

(iii)	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv)	Any other Claim arising under state or federal law.

Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release of claims, you would not be receiving the Severance Pay and Benefits being provided to you under the terms of this Agreement.

You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that you may have to file a claim against Demos alleging discrimination on the basis of age.

Consistent with the provisions of OWBPA, the Company is providing you with twenty-one (21) days (until [date]) in which to consider and accept the terms of this Agreement by signing below and returning it to [NAME AND ADDRESS]. Of course, you may choose to sign and return this Agreement sooner than [date] if you wish. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to [NAME]. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to [NAME AND ADDRESS].

Also, consistent with the provisions of the ADEA and other Federal Discrimination Laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.